Exhibit 4.12

C&J ENERGY SERVICES, INC.

2012 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

(Non-Employee Directors)

Date of Grant:	June 19, 2012

Name of Grantee:

Number of Shares of Restricted Stock:	Shares of Common Stock

Vesting Schedule :	All Restricted Shares (as defined below) will vest on the date that is six months from the Date of Grant.

C&J Energy Services, Inc. (the “Company”), a Delaware corporation, hereby awards to the Grantee (the “Grantee”) an award of restricted stock (the “Award”), consisting of the number of Shares of Common Stock of the Company set forth above (the “Restricted Shares”), pursuant to the C&J Energy Services, Inc. 2012 Long-Term Incentive Plan (the “Plan”). The Award is subject to the terms of this Restricted Stock Agreement (the “Agreement”) and, as may be amended from time to time, the Plan. The Restricted Shares granted hereunder shall be issued in the name of the Grantee as soon as reasonably practicable after the Grant Date, pursuant to the terms herein, and shall be subject to the execution and return of this Agreement by the Grantee to the Company within 30 days of the date hereof (including by utilizing an electronic signature and/or web-based approval and notice process as may be authorized by the Company). Capitalized terms used but not defined in this Agreement shall have the meaning attributed to such terms under the Plan, unless the context requires otherwise.

The terms and conditions of the Restricted Shares granted hereby, to the extent not controlled by the terms and conditions contained in the Plan, are as follows:

1. No Right to Continued Director Status

Nothing contained in this Agreement shall confer upon the Grantee the right to the continuation of his or her Director status, or to interfere with the right of the Company to terminate the Grantee’s Business Relationship (as defined in Section 8).

2. Vesting; Forfeiture; Effect of Termination of Service

If the Grantee continuously maintains his or her Business Relationship from the Date of Grant, then the Restricted Shares will vest in the number and on the date specified in the Vesting Schedule set forth above. Except as otherwise provided in this Agreement or as otherwise determined by the Committee, if the Grantee’s Business Relationship Terminates for any reason (other than for Cause), including in the event of the Grantee’s Disability or death, or as a result of the Grantee resigning as a

Director or not being re-elected to serve as a Director, in each case, prior to the Vesting Date set forth above, all Restricted Shares covered by the Award that are not vested as of the date of such Termination shall immediately vest; provided that such Restricted Shares remain subject to the terms and conditions provided in this Agreement. In the event that the Grantee’s Business Relationship Terminates for Cause prior to the Vesting Date, all Restricted Shares covered by the Award that are not vested as of the date of such Termination shall be returned to or cancelled by the Company, and shall be deemed to have been forfeited by the Grantee.

3. Restrictions on Transfer

(a) Subject to Sections 3(b) and 3(c) of this Agreement, the Restricted Shares subject to this Award may not be sold, transferred, assigned or otherwise disposed of, and may not be pledged or otherwise hypothecated (the “Transfer Restrictions”) while the Restricted Shares are subject to forfeiture to the Company pursuant to Section 2 and through such time the Transfer Restrictions lapse as set forth below in this Section 3. The Transfer Restrictions with respect to the Restricted Shares subject to this Award shall lapse as follows:

(i)	one-third (1/3) of such Restricted Shares on the first (1st) anniversary of the Date of Grant;

(ii)	one-third (1/3) of such Restricted Shares on the second (2nd) anniversary of the Date of Grant; and

(iii)	one-third (1/3) of such Restricted Shares on the third (3rd) anniversary of the Date of Grant.

(b) The foregoing Transfer Restrictions shall not prohibit the sale, transfer or other disposition of such Restricted Shares pursuant to a definitive agreement executed by the Company in connection with a Corporate Transaction.

(c) In the event of the Grantee’s Termination (other than for Cause), including in the event of the Grantee’s Disability or death, or as a result of Grantee resigning as a Director or not being re-elected to serve as a Director, in each case, prior to the Transfer Restrictions lapsing, the Transfer Restrictions on the Restricted Shares that remain subject to such Transfer Restrictions shall lapse as of the date of Termination. In the event the Grantee’s Termination is for Cause, all Restricted Shares that remain subject to Transfer Restrictions as of the date of Termination shall be returned to or cancelled by the Company, and shall be deemed to have been forfeited by the Grantee.

4. Escrow, Delivery of Shares and Restrictive Legend

(a) Certificates or evidence of book-entry shares representing the Restricted Shares shall be issued and held by the Company in escrow and shall remain in the custody of the Company until their delivery to the Grantee or nominee as set forth herein, subject to the Grantee’s delivery of any document which the Committee or Company may, in its discretion, require as a condition to the delivery of Shares to the Grantee or his or her estate, including, but not limited to delivery of a stock power, duly endorsed in blank, relating to the Restricted Shares.

(b) Certificates or evidence of book-entry shares representing the Restricted Shares for which the Transfer Restrictions have lapsed pursuant to Section 3 of this Agreement will be delivered to or otherwise made available to the Grantee (or, at the discretion of the Grantee, joint in the names of the Grantee and the Grantee’s spouse) or to the Grantee’s nominee at such person’s request.

(c) The certificates representing the Restricted Shares acquired pursuant to this Award shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or under applicable state and Federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange unless an exemption to such registration or qualification is available and satisfied. The Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

5. Rights as Stockholder

Upon the issuance and delivery of the Restricted Shares to the Grantee and the entry of the Grantee’s name as a stockholder of record on the books of the Company, the Grantee shall be, unless and until such Restricted Shares are forfeited pursuant to Section 2 of this Agreement or sold or otherwise disposed of pursuant to Section 3 of this Agreement, entitled to all rights of a common stockholder of the Company, including, without limitation, the right to vote such Restricted Shares and the right to receive all dividends or other distributions paid or made with respect thereto; provided, however, that any cash dividends or distributions declared or paid on the Restricted Shares by the Company shall be deferred and paid to the Grantee at the same time as the Restricted Shares in respect of which such dividends or distributed were made vest pursuant to this Agreement; provided, further, that and any Shares distributed as a dividend or otherwise with respect of any Restricted Shares shall be subject to the same Vesting Schedule and be subject to the same Transfer Restrictions, and evidenced in the same manner, as such Restricted Shares.

6. Taxation

The Grantee understands that, unless a timely election is made pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), when the Restricted Shares are no longer subject to a substantial risk of forfeiture, the Grantee will be obligated to recognize income, for Federal, state and local income tax purposes, as applicable, in an amount equal to the Fair Market Value of the Shares, determined as of the date on which the Restricted Shares are no longer subject to a substantial risk of forfeiture. The acceptance of the Shares by the Grantee shall constitute an agreement by the Grantee to report such income in accordance with then applicable law and to cooperate with Company and its subsidiaries in establishing the amount of such income and corresponding deduction to the Company and/or its subsidiaries for its income tax purposes.

The Grantee is responsible for all tax obligations that arise in connection with the Restricted Shares. The Grantee hereby acknowledges that, with respect to the grant of Restricted Shares pursuant to this Award, he or she may file an election with the Internal Revenue Service, within 30 days of the Date of Grant, under Section 83(b) of the Code to be taxed on the fair market value of the Restricted

Shares as of the Date of Grant. The Grantee will seek the advice of his own tax advisors as to the advisability of making such a Section 83(b) election, the potential consequences of making such an election, the requirements for making such an election, and the other tax consequences of his Award under Federal, state, and any other laws that may be applicable. The Company and its agents have not and are not providing any tax advice to the Grantee.

7. Securities Laws

Upon the acquisition of the Restricted Shares, the Grantee will make such written representations, warranties, and agreements as the Committee may reasonably request in order to comply with securities laws or with this Agreement. The obligation of the Company to issue and deliver the Restricted Shares granted hereunder shall be subject to all applicable laws, rule and regulations, and such approvals by governmental agencies as may be required. The Grantee hereby agrees not to offer, sell or otherwise attempt to dispose of any Shares issued to the Grantee pursuant to this Agreement in any way which would: (x) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law or the laws of any other county) or to amend or supplement any such filing or (y) violate or cause the Company to violate the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, or any other Federal, state or local law, or the laws of any other country.

8. Service Relationship

For purposes of this Agreement, the Grantee shall be considered to be in the service of the Company as long as the Grantee remains a Director of the Company or a corporation or a parent or subsidiary of such corporation assuming or substituting a new award for this Award (“Business Relationship”). Any question as to whether and when there has been a Termination of such service, and the cause of such Termination, shall be determined by the Committee and its determination shall be final.

9. Modification of the Agreement

This Agreement may not be modified, amended, terminated and no provision hereof may be waived in whole or in part except by a written agreement signed by the Company and the Grantee and no modification shall, without the consent of the Grantee, alter to the Grantee’s detriment or impair any rights of the Grantee under this Agreement except to the extent permitted under the Plan; provided, however, that notwithstanding the foregoing, in the event of a Change in Control, the Board of Directors or Committee may, without the consent of the Grantee, terminate the Agreement in accordance with the plan termination rules of Section 409A of the Code.

10. Notices

Unless otherwise provided herein, any notices or other communication given or made pursuant to this Agreement or the Plan shall be in writing and shall be deemed to have been duly given (i) as of the date delivered, if personally delivered (including receipted courier service) or overnight delivery service, with confirmation of receipt; (ii) on the date the delivering party receives confirmation, if delivered by facsimile to the number indicated or by email to the address indicated or through an electronic administrative system designated by the Company; (iii) one (1) business day after being sent by reputable commercial overnight delivery service courier, with confirmation of receipt; or (iv) three (3) business days after being mailed by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

(a)	If to the Company at the address below:

C&J Energy Services, Inc.

10375 Richmond Avenue, Suite 2000

Houston, Texas 77042

Attn: General Counsel

Facsimile: 713-260-9900

Email:

(b)	If to the Grantee, at the most recent address, facsimile number or email contained in the Company’s records.

11. Agreement Subject to Plan and Applicable Law

This Award is made pursuant to the Plan and shall be interpreted to comply therewith. A copy of the Plan is attached hereto. Any provision of this Award inconsistent with the Plan shall be considered void and replaced with the applicable provision of the Plan. The Plan shall control in the event there shall be any conflict between the Plan and this Agreement, and it shall control as to any matters not contained in this Agreement. The Committee shall have authority to make constructions of this Agreement, and to correct any defect or supply any omission or reconcile any inconsistency in this Agreement, and to prescribe rules and regulations relating to the administration of this Award and other Awards granted under the Plan.

This Award shall be governed by the laws of the State of Delaware, without regard to the conflicts of law principles thereof, and subject to the exclusive jurisdiction of the courts therein. The Grantee hereby consents to personal jurisdiction in any action brought in any court, Federal or state, within the State of Texas having subject matter jurisdiction in the matter.

12. Headings and Capitalized Terms

Unless otherwise provided herein, capitalized terms used herein that are defined in the Plan and not defined herein shall have the meanings set forth in the Plan. Headings are for convenience only and are not deemed to be part of this Agreement. Unless otherwise indicated, any reference to a Section herein is a reference to a Section of this Agreement.

13. Severability and Reformation

If any provision of this Agreement shall be determined by a court of law to be unenforceable for any reason, such unenforceability shall not affect the enforceability of any of the remaining provisions hereof; and this Agreement, to the fullest extent lawful, shall be reformed and construed as if such unenforceable provision, or part thereof, had never been contained herein, and such provision or part thereof shall be reformed or construed so that it would be enforceable to the maximum extent legally possible.

14. Binding Effect

This Agreement shall be binding upon the parties hereto, together with their personal executors, administrator, successors, personal representatives, heirs and permitted assigns.

15. Entire Agreement

This Agreement supersedes all prior written and oral agreements and understandings among the parties as to its subject matter and constitutes the entire agreement of the parties with respect to the subject matter hereof, except to the extent that the Plan may be considered to address the subject matter hereof. If there is any conflict between this Agreement and the Plan, then the applicable terms of the Plan shall govern.

16. Waiver

Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right whether or not of the same or a similar nature. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Award as of the date first above written.

C&J ENERGY SERVICES, INC.

By:
Name:
Title:

Grantee:

By:
Name:
SSN#:
Home Address:

Phone: